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                                                                    Exhibit 4.10

                                            [JAMES HARDIE LOGO]

                                            JAMES HARDIE INDUSTRIES NV

May 10, 2005

Mr. Benjamin Butterfield

Dear Ben,

We are excited to offer you an International Assignment as General Counsel of James Hardie Industries NV located in Amsterdam, Netherlands for a minimum of three (3) years. This assignment commences on or around May 23, 2005 or on the date of your official relocation to Amsterdam. The term of this international assignment may be extended by mutual agreement.

This letter sets forth the terms and conditions on which you are offered this assignment and your continued employment with James Hardie Industries, NV ("JHINV" or "the Company").

GENERAL TERMS AND CONDITIONS:

LOCATION OF SERVICE:            This position will be located at JHI NV's office
                                in Amsterdam.

REPORTING RELATIONSHIP:         You will continue to report to Louis Gries, CEO
                                of JHI NV.

DUTIES: The duties of this position will be as set out in a separate document. You are expected to perform these duties to the best of your abilities and to devote your full business time and energy to the satisfactory performance of these duties.

REMUNERATION:                   ANNUAL SALARY: Your annual base salary will
                                continue to be US $300,000, less applicable withholding, and will be paid according to the standard payroll schedule. This salary will be reviewed in July of each year, starting July
                                2005 to determine if any adjustments are required.

                                EXPATRIATE ALLOWANCE: On the basis that you will be living away from your usual place of residence, you will receive an expatriate allowance of US $19,000 per year, this allowance will be grossed up for taxes. This allowance will be adjusted annually based on the amount of time estimated to be spent in Amsterdam (currently estimated at 75%) and the amount of Goods and Services allowance provided by AIRINC required to off-set the foreign exchange and cost of living between California and Amsterdam.

                                Your remuneration relies on the fact that you are living away from home and therefore you will be required to sign a declaration to that effect annually (see attached), which the company will retain with its records.

PERFORMANCE BONUS:              You will continue to be eligible for
                                participation in the EP Incentive Plan in accordance with the terms of the Plan. Effective
                                April 1, 2005, your annual target bonus payout is 65% of your annual base salary, split 80% based on company EP performance and 20% based on your personal performance.

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                                                                    Exhibit 4.10

TAXATION ADVICE:                The Company will pay the costs of filing your US
                                and Netherlands income tax returns as a
                                consequence of your assignment to the
                                Netherlands. These returns will be prepared by Ernst & Young.

VACATION AND HOME LEAVE:        ANNUAL VACATION: You will continue to accrue
                                vacation at your current rate. Accrued vacation may be utilized during the assignment, with your Manager's approval.

                                HOME LEAVE: During your assignment, the Company will pay for business class airfare for you to return to the United States twice per year.

CAR: JHINV will provide a fully maintained automobile equivalent to the level of vehicle you could receive in the US for the maximum lease value of US $750/month for personal and business use (or allowance for such vehicle). Type of vehicle subject to approval by the CEO.

                                LEASE CANCELLATION: The Company will pay the lease cancellation fees and any lost equity on your two (2) personal vehicles.

BENEFITS:                       If you remain on or partially on, the US payroll
                                you will continue to be eligible to participate in James Hardie Building Products, Inc's 401(K) plan and all Company paid insurance plans. US
                                Social Security payments will continue to be deducted from your pay and paid on your behalf.

                                If you are not eligible to participate in James Hardie Building Products' 401(K) plan or social security, the Company will pay to you directly the annual IRS maximum contribution to the 401(K), instead of the dollar for dollar match up to 6% of your pay up to the IRS maximum.

                                You will continue to be eligible for all other GMT level benefits during your assignment, including but not limited to Business Class International Air travel and Executive Health and Wellness.

CONTINUED COMPLIANCE WITH       During your assignment, you will be subject to
COMPANY POLICIES:               and expected to comply with all James Hardie
                                policies and agreements you have signed with the Company, unless stated otherwise in this letter.
                                This includes any confidentiality,
                                noncompetition, and assignment of inventions agreements that you have signed during your employment with the Company.

PERSONAL ACCIDENT INSURANCE:    The Company provides 24-hour business travel
                                accident insurance for all international assignees.

GROUP HEALTH INSURANCE:         As an expatriate employee, you have the same
                                Life, Medical, Dental, Vision and Disability benefits as US based employees of JHBP. If you require medical, dental or vision care during your assignment, the Company expects that you will make reasonable efforts to obtain that care while you are in the US on home leave, business trips, or vacation. However, in the event that you are required to obtain medical, dental or vision care in Amsterdam, your medical benefits will be paid at the PPO level of benefits for services rendered outside the US since the PPO
                                Group Health Insurance Plan has no specific contracted providers in your region. Under such circumstances, the Company will pay the difference in fees/costs incurred by you under its group health insurance plan for services rendered by an out-of-network PPO provider.

RELOCATION CONDITIONS:

IMMIGRATION:                    The Company will process your residence and work
                                permits as applicable. Your employment in Amsterdam will be contingent upon successfully attaining the appropriate permits.

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                                                                    Exhibit 4.10

TRANSFER OF PERSONAL EFFECTS:   SHIPPING: The reasonable cost of packing,
                                freight and insurance in transit of your household goods and personal effects (excluding items of unique high value (e.g. pianos)) will be paid by JHINV.

                                STORAGE: Items of value that are not shipped may be placed in commercial storage at the employee's home base. The Company will also cover the reasonable cost for storage, removal into storage and insurance on storage items of items of value not shipped.

PET TRANSPORT:                  The Company will pay to transport your four (4)
                                dogs to Amsterdam at an estimated cost of US
                                $5000.

TEMPORARY LIVING EXPENSES:      Until your personal goods arrive in Amsterdam,
                                the Company will pay for furniture rental at the new location for up to sixty (60) days.

ACCOMMODATION IN AMSTERDAM:     HOUSING ALLOWANCE: During your assignment in
                                Amsterdam the Company will provide you with a net monthly housing allowance of 6,000 euros per month. This allowance will be paid through the Netherlands payroll. These funds are to cover the cost of housing during your assignment and your monthly housing utility costs (including all traditional utilities, power, water, cable and internet hook-up, and basic telephone service). You will be responsible for all your personal expenses - food, cleaning products, groceries, clothing, etc.

                                VOLTAGE ALLOWANCE: The Company will provide a one-time gross lump sum Voltage Allowance of US$25,000. This allowance is to off-set the additional expenses you will incur during this relocation to Amsterdam.

                                LEASE CANCELLATION: The Company will pay the lease cancellation fees on your current US apartment, which includes a $3,000 per month lease payment (for one month), plus any associated expenses incurred in terminating the lease early. Any loss of deposits as a result of your pets, or cleaning will not be covered by the Company.

LIABILITY FOR TAX PAYMENTS:     You will be tax equalized to the State of
                                Florida for the period of your international assignment. Tax equalization is intended to ensure that you pay no more than you would have paid in taxes on covered income than had you not been assigned overseas. The tax liability you incur during your overseas assignment should be the same as that of a domestic employee under similar economic circumstances. You will be reimbursed for any U.S. or foreign taxes that you are required to pay beyond the U.S. and Florida taxes you would have incurred on your base salary, bonus (if any), imputed income from group life insurance, and any other covered income had you not accepted this overseas assignment.

                                While you are on assignment, you will pay a hypothetical tax in lieu of actual tax liabilities. The hypothetical tax is intended to be representative of your tax responsibilities while on assignment. We will have Ernst & Young calculate the amount to be withheld.

TERM AND TERMINATION:

TERM: As stated above, this assignment is expected to last for a period of approximately three (3) years. This period will not be extended beyond approximately three (3) years except by the mutual agreement of the parties. If an extension is agreed to by the parties, you and the Company will determine if the terms and conditions in this contract will continue to apply or if the Company will be converting you to a local package.

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                                                                    Exhibit 4.10

                                During your assignment with JHINV, you shall continue to remain an at-will employee. Thus, notwithstanding the term of this assignment, either you or the Company can terminate the employment relationship at any time and for any reason. However, in the event that you wish to terminate this assignment, we request that you provide your manager with one (1) months' notice in writing. JHBP will extend you the same courtesy with respect to this assignment, although it reserves the right to pay you one month's salary in lieu of notice. If your assignment is terminated by JH for breach of conditions applying to your employment, as defined below, your employment with the Company will terminate at the same time as your assignment and you will not be entitled to repatriation benefits, reinstatement or severance.

                                For purposes of this letter, you will be in breach of conditions applying to your employment for engaging in unlawful harassment or discrimination, substance abuse, theft, or dishonesty; falsification of any Company records; improper disclosure of the Company's confidential or proprietary information; any action by you which has a material detrimental effect on the Company's reputation or business; insubordination; your failure or inability to perform any assigned duties (which are in keeping with duties normally performed by a General Counsel) after reasonable notice from the Company of such failure or inability; or your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this agreement.

TERMINATION OF ASSIGNMENT:      In the event this assignment is terminated by
                                JHINV or you, JHINV will pay reasonable
                                repatriation costs for you and your belongings to the United States as described below, unless you were in breach of conditions applying to your employment.

                                If you are terminated by the Company prior to the completion of this assignment for breach of conditions applying to your employment, or you voluntarily terminate your assignment before the end of its term, you agree to pay back all relocation costs (pro-rated), which the Company has paid to you or for you associated with your relocation from the US to Amsterdam.

30% TAX RULING:                 1) If and to the extent that you will be
                                eligible for a tax-free reimbursement for extra-territorial expenses based on Article 9 of the 1965 Dutch Wage Tax Implementation Decree
                                ('Uitvoeringsbesluit loonbelasting 1965'), it will be agreed that the remuneration for present employment ('loon uit tegenwoordige dienstbetrekking') as agreed with you will be reduced for labor law purposes in such a way that 100/70 of the thus agreed remuneration for present employment is equal to the originally agreed remuneration for present employment.

                                2) If and to the extent that part 1 is applied, you shall receive from the company a reimbursement for extra-territorial expenses equal to 30/70 of the thus agreed remuneration for present employment.

                                3) You are aware of the fact that adjustment of the agreed remuneration pursuant to part 1 may in view of the applicable regulations have consequences for all remuneration - related benefits and payments.

                                4) The "agreed remuneration for present
                                employment " as described in part 1 concerns all the actual to-be-paid or to-be-provided remuneration for present employment as described in the 1964 Dutch Wage Tax Act and the provisions based on it.

                                If the Dutch tax authorities publish additional guidelines regarding the 30% - facility, this agreement will be adjusted accordingly, if necessary.

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                                                                    Exhibit 4.10

REPATRIATION/REINSTATEMENT CONDITIONS:

REPATRIATION TO THE U.S.:       If eligible for repatriation as described above,
                                JHINV will pay reasonable repatriation costs for you to return to the United States, including return business class airfare between Amsterdam and California. JHINV will also pay reasonable costs associated with the shipment of your belongings from Amsterdam to California. In addition, you will be provided with tax assistance in relation to your return to the U.S.

                                Repatriation must occur within six (6) months of the termination of this international assignment for this clause to apply. The Company will not pay for any repatriation costs incurred by you beyond this six (6) month time frame.

This letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your international assignment, and supersedes all prior negotiations, representations, or agreements between you and the Company regarding the same. This agreement is to be construed in accordance with the laws of the State of California. Any disputes arising out of this agreement shall be heard and determined in the State of California.

In acknowledging your agreement to the terms and conditions of this assignment, please sign and return to me the duplicate copy of this letter.

Yours sincerely,

/s/ Louis Gries
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LOUIS GRIES
CHIEF EXECUTIVE OFFICER

I have read and understood this letter and hereby accept the international assignment to Amsterdam on the terms and conditions set forth herein.

Signed: /s/ Benjamin Butterfield
        ----------------------------------
        Benjamin Butterfield

Date: May 27, 2005

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